Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2011

The balances in the sub-accounts on deposit with the trustee as of the above date were:

		Series 2003-1	Series 2004-1

General Sub-Account		$26,936,667.48	$14,376,544.27
Capital Sub-Account		$2,500,165.87	$3,948,917.44
Overcollateralization Sub-Account		$1,666,868.35	$2,468,234.10
Reserve Sub-Account		$2,071,798.19	$3,180,717.06

REP Deposit Account*	$ 6,271,313.75

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.